       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   ----------------

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                   ----------------

                              MERRILL LYNCH & CO., INC.
                (Exact name of registrant as specified in its charter)

            DELAWARE                                     13-2740599
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


                                WORLD FINANCIAL CENTER
                                     NORTH TOWER
                            NEW YORK, NEW YORK 10281-1334
                                    (212) 449-1000
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------------

                                MARK B. GOLDFUS, ESQ.
                              MERRILL LYNCH & CO., INC.
                                WORLD FINANCIAL CENTER
                                     NORTH TOWER
                            NEW YORK, NEW YORK 10281-1334
                                    (212) 449-2827
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------------

         REPLACEMENT OPTIONS ISSUED PURSUANT TO THE PLAN OF ARRANGEMENT AMONG
          MERRILL LYNCH & CO., INC. AND SUBSIDIARIES AND MIDLAND WALWYN INC.
                               (Full title of the plan)

                           CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
   TITLE OF SECURITIES          AMOUNT TO         PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
     TO BE REGISTERED         BE REGISTERED            PRICE PER SHARE               OFFERING PRICE(2)        REGISTRATION FEE
===============================================================================================================================
Common Stock, par value
$1.33-1/3 per share,
(including Preferred Stock
Purchase Rights) (1)......    800,000 shares                $83.0625                      $66,450,000           $19,602.75
===============================================================================================================================

(1)  Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the
     Common Stock; value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(2)  Calculated in accordance with Rule 457(c), based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on August 21, 1998.

===============================================================================================================================

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating key employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Annual Report of Merrill Lynch & Co., Inc. (the "Company") on Form 10-K for the fiscal year ended December 26, 1997, Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998 and June 26, 1998, and Current Reports on Form 8-K dated January 20, 1998, January 30, 1998, February 4, 1998, February 12, 1998, February 23, 1998, March 19, 1998, April 13, 1998, April 29, 1998, May 19,
1998, June 2, 1998, June 3, 1998, June 15, 1998, June 24, 1998, June 26, 1998,
July 2, 1998, July 14, 1998, July 15, 1998, and July 29, 1998 filed pursuant to
Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference herein.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The following description sets forth the general terms of common stock, par value $1.33 1/3 per share ("Common Stock"); and of the preferred stock purchase rights attached thereto. The descriptions set forth below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Restated Certificate of Incorporation and the Amended and Restated Rights Agreement.

GENERAL

     The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share, issuable in series ("Preferred Stock). As of July 31, 1998, there were 348,250,990 shares of Common Stock outstanding. The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "MER" and also on the Chicago Stock Exchange, the Pacific Exchange, the Paris Bourse, the London Stock Exchange and the Tokyo Stock Exchange.

     The Common Stock will be, when issued, fully paid and nonassessable. Holders thereof have no preemptive rights to subscribe for any additional securities that may be issued by the Company. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that has been issued and may be issued in the future. As of July 31, 1998, 17,000,000 Depository Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, were outstanding. The 9% Preferred Stock has dividend and liquidation preference over the Common Stock. The Board of Directors of the Company, without further action by stockholders, has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the powers (including voting power), designations, preferences as to dividends and liquidation, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof. The Board of Directors of the Company may cause additional shares of Common Stock or Preferred Stock to be issued to obtain additional financing, in connection with acquisitions, to officers, directors and employees of the Company and its subsidiaries pursuant to benefit plans or otherwise, and for other proper corporate purposes.

     The Company is the principal transfer agent for the Common Stock.

     Because the Company is a holding company, its rights and the rights of holders of its securities, including the holders of Common Stock, to participate in the distribution of assets of any subsidiary of the Company upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary or a holder of preferred stock of such subsidiary.

DIVIDENDS

     The Company may pay dividends on the Common Stock out of funds legally available therefor as, if and when declared by the Board of Directors of the Company (or a duly authorized committee thereof).

     As of the date hereof, subsidiaries of the Company have issued $1.725 billion of perpetual Trust Originated Preferred Securities (Service Mark). In connection with the issuance of such Trust Originated Preferred Securities (Service Mark), the Company has agreed, among other things, that if full distributions on such securities have not been paid or set apart for payment or the Company is in default of certain related guarantee obligations, the Company, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the Common Stock.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any Preferred Stock may be entitled, all of the remaining assets of the Company.

VOTING RIGHTS

     The holders of the Common Stock are entitled to one vote per share with respect to all matters. In connection with the Plan of Arrangement involving Midland Walwyn Inc. (the "Plan of Arrangement"), the Company is issuing to a trustee for the benefit of the holders of exchangeable shares ("Exchangeable Shares") of the Company's subsidiary, Merrill Lynch & Co., Canada Ltd., a Special Voting Share carrying voting rights equal to the number of Exchangeable Shares outstanding from time to time and not owned by the Company and its affiliates. The Board of Directors of the Company may also specify voting power with respect to any Preferred Stock that may be issued in the future. Each holder of Common Stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of stockholders generally require approval by a majority vote of outstanding shares.

     The Board of Directors of the Company is currently comprised of 14 directors, divided into three classes, the precise number of members to be fixed from time to time by the Board of Directors. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

RIGHTS AGREEMENT

     The Board of Directors has approved and adopted an amended and restated Rights Agreement dated as of December 2, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C (the "Rights Agreement"). Preferred purchase rights (the "Rights") distributed to holders of the Common Stock will separate from the Common Stock 10 days following the earlier of: (a) an announcement of an acquisition by a person or group ("acquiring party") of 15% or more of the outstanding shares of Common Stock, or (b) the commencement of a tender or exchange offer for

15% or more of the shares of Common Stock outstanding. The Rights are attached to each outstanding share of Common Stock and will attach to all subsequently issued shares, including Common Stock covered by this Registration Statement. The Rights entitle the holder to purchase fractions of a share ("Units') of Series A Junior Preferred Stock, par value $1.00 per share (the "Series A Junior Preferred Stock") at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

     If, after the Rights have separated, (i) the Company is the surviving corporation in a merger with an acquiring party, (ii) a person becomes the beneficial owner of 15% or more of the Common Stock, (iii) an acquiring party engages in one or more "self-dealing" transactions, or (iv) an event occurs which results in such acquiring party's ownership interest being increased by more than 1%, then each holder of a Right will have the right to purchase, upon exercise, Units of Series A Junior Preferred Stock (or, under certain circumstances, Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right and, in addition, Rights held by, or transferred in certain circumstances by, an acquiring party may immediately become void. In the event that, at any time,
(i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, or (ii) any person consolidates or merges with the Company and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other person, or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to purchase, upon exercise, common stock of the acquiring party having a value equal to two times the exercise price of the Right. The Rights expire on December 2, 2007 and are redeemable at the option of a majority of the Board of Directors of the Company at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 15% or more of the Common Stock.

     The foregoing provisions of the Rights Agreement may have the effect of delaying, defying or preventing a change in control of the Company.

ITEM 5.   INTERESTS OF EXPERTS AND COUNSEL.

     None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.   EXHIBITS.

4(a) Restated Certificate of Incorporation of the Company effective as of April 28, 1998 (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 27, 1998 (File No. 1-7182) ("1998 First Quarter 10-Q")).

4(b) By-Laws of the Company, effective as of April 15, 1997 (incorporated by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997 (File No. 1-7182)).

4(c) Form of Amended and Restated Rights Agreement dated as of December 2, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated December 2, 1997 (File No. 1-7182)).

4(d) Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's Series A Junior Preferred Stock (incorporated by reference to Exhibit 3(i) to the 1998 First Quarter 10-Q; specifically, those pages attached as Exhibit A to Exhibit 3(i)).

4(e) Certificate of Designations of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's 9% Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 3(i) to the 1998 First Quarter 10-Q; specifically, those pages attached as Exhibit B to Exhibit 3(i)).

4(f) Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's Special Voting Stock.

5      Opinion of Brown & Wood LLP.

15     Letter re: unaudited interim financial information.

23(a)  Consent of Brown & Wood LLP (included as part of Exhibit 5).

23(b)  Consent of Deloitte & Touche LLP.

24     Power of Attorney (included on page 5).

ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    EXHIBIT INDEX


Exhibit No. Description                                                     Page
----------- -----------
   4(a) Restated Certificate of Incorporation of the Company effective as of April 28, 1998 (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended
            March 27, 1998 (File No. 1-7182) ("1998 First Quarter 10-Q")).

   4(b) By-Laws of the Company, effective as of April 15, 1997 (incorporated by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997 (File No. 1-7182)).

   4(c) Form of Amended and Restated Rights Agreement dated as of December 2, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated December 2, 1997 (File No. 1-7182).

   4(d) Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's Series A Junior Preferred Stock (incorporated by reference to Exhibit 3(i) to the 1998 First Quarter 10-Q; specifically, those pages attached as Exhibit A to
            Exhibit 3(i)).

   4(e) Certificate of Designations of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's 9% Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 3(i) to the 1998 First Quarter 10-Q; specifically, those pages attached as Exhibit B to Exhibit 3(i)).

+  4(f)     Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company's Special Voting Stock.

+  5        Opinion of Brown & Wood LLP.

+  15       Letter re: unaudited interim financial information.

+  23(a)    Consent of Brown & Wood LLP (included as part of Exhibit 5).

+  23(b)    Consent of Deloitte & Touche LLP.

+  24       Power of Attorney (included on page 5).




+   Filed herewith.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York on the 26th day of August, 1998.

                                   MERRILL LYNCH & CO., INC.

                                   By:  /s/ David H. Komansky
                                      -------------------------------
                                            David H. Komansky
                                        (CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, David H. Komansky, Herbert M. Allison, Jr., E. Stanley O'Neal and Stephen L. Hammerman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 26TH DAY OF AUGUST, 1998.


            Signature                                  Title
            ---------                                  -----


     /s/ David H. Komansky                   Chairman of the Board, Chief
---------------------------------            Executive Officer and Director
     (David H. Komansky)


    /s/ Herbert M. Allison, Jr.              President, Chief Operating
---------------------------------            Officer and Director
       (Herbert M. Allison, Jr.)


    /s/ E. Stanley O'Neal                    Executive Vice President and
---------------------------------            Chief Financial Officer
       (E. Stanley O'Neal)                   (Principal Financial Officer)


    /s/ Michael J. Castellano                Senior Vice President and
---------------------------------            Controller (Principal Accounting
       (Michael J. Castellano)               Officer)

            Signature                                Title
            ---------                                -----


     /s/ W.H. Clark                                 Director
---------------------------------
        (W.H. Clark)


                                                    Director
---------------------------------
        (Jill K. Conway)


     /s/ Stephen L. Hammerman                       Director
---------------------------------
        (Stephen L. Hammerman)


     /s/ Earle H. Harbison, Jr.                     Director
---------------------------------
        (Earle H. Harbison, Jr.)


     /s/ George B. Harvey                           Director
---------------------------------
        (George B. Harvey)


     /s/ William R. Hoover                          Director
---------------------------------
        (William R. Hoover)


                                                    Director
---------------------------------
        (Robert P. Luciano)


     /s/ David K. Newbigging                        Director
---------------------------------
        (David K. Newbigging)


     /s/ Aulana L. Peters                           Director
---------------------------------
        (Aulana L. Peters)


     /s/ John J. Phelan, Jr.                         Director
---------------------------------
        (John J. Phelan, Jr.)


     /s/ John L. Steffens                            Director
---------------------------------
        (John L. Steffens)


     /s/ William L. Weiss                            Director
---------------------------------
        (William L. Weiss)